CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 747 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated August 27, 2018 on the financial statements and financial highlights of Trillium P21 Global Equity Fund and Trillium Small/Mid Cap Fund, each a series of Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2018 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 29, 2018